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                                                                     EXHIBIT 2.6

         AMENDMENT TO ASSIGNMENT AND ASSUMPTION AGREEMENT

         This AMENDMENT TO ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Amendment") is made by and between Robert W. Stallings ("Stallings") and ING Pilgrim Capital Corporation, LLC, a Delaware limited liability company ("Assignee").

         WHEREAS, Stallings and Assignee have entered into an Assignment and Assumption Agreement dated as of March 19, 2001 (the "Assignment"; terms used herein and not otherwise defined shall have the respective meanings set forth in the Assignment); and

         WHEREAS, Stallings and Assignee desire to amend the Assignment and recognize that this Amendment is necessary in order to consummate the transactions contemplated by the Purchase Agreement;

         NOW, THEREFORE, for good and valuable consideration set forth herein and in the Assignment. the parties hereto do hereby agree to amend the Assignment as follows:

1.       Stallings and Assignee hereby add the following Sections 4 and 5 to the
         Assignment:

         4. Certain Confirmations. Assignee confirms that it is bound by the transfer restrictions under Section 6.6 of the Purchase Agreement as if Assignee were the Buyer under the Purchase Agreement. Assignee also confirms that it and its Subsidiaries (as defined in the Purchase Agreement) are bound by the standstill provisions of Section 6.9 of the Purchase Agreement as if Assignee were the Buyer under the Purchase Agreement (it being recognized that this confirmation does not pertain to any Affiliate or Associate (as such terms are defined in the Purchase Agreement) other than its Subsidiaries).

         5. Voting and Disposition. Assignee agrees not to communicate with any of its Affiliates or Associates regarding the voting or disposition of the Preferred Stock, and will independently make all determinations as to voting and disposition of the Preferred Stock as it deems appropriate.

2. Stallings and Assignee hereby confirm and ratify the Assignment as amended hereby.



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         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of this 23rd day of March, 2001.


                                        ASSIGNOR:


                                           /s/ Robert W. Stallings
                                        --------------------------------------
                                        ROBERT W. STALLINGS


                                        ASSIGNEE:

                                        ING PILGRIM CAPITAL CORPORATION, LLC


                                        By:   /s/ William H. Rivoir III
                                            ----------------------------------
                                                  William H. Rivoir III
                                                  Senior Vice President


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